Exhibit 99.1

Motorola Completes Separation of Freescale Semiconductor

SCHAUMBURG, Ill. – 2 December 2004 – Motorola, Inc. (NYSE: MOT) today completed the separation of Freescale Semiconductor, Inc. (NYSE: FSL, FSL.B). As previously announced, Motorola distributed to its shareholders .110415 of a share of Freescale Semiconductor Class B common stock for each outstanding share of Motorola common stock they owned as of the record date of 26 November 2004.

Cash will be delivered in lieu of fractional share interests to Motorola shareholders entitled to receive less than one share of Freescale Semiconductor Class B common stock. The distribution is structured to be tax-free to Motorola shareholders (other than with respect to any cash received in lieu of fractional shares).

About Motorola
Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were US $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information, please visit www.motorola.com.

About Freescale Semiconductor
Freescale Semiconductor, Inc. (NYSE:FSL, FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500®, is the third largest independent semiconductor company in the U.S.
www.freescale.com.

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Media Contacts:
Jennifer Weyrauch
Motorola
+ 1 847-435-5320
jennifer.weyrauch@motorola.com

Tim Doke
Freescale Semiconductor
+ 1 512-895-1791
tim.doke@freescale.com